Exhibit 99.1

2011-10

Contact:                R. Scott Amann
Vice President, Investor Relations
(713) 513-3344
CAMERON FIRST QUARTER EARNINGS PER SHARE $0.46, EXCLUDING CHARGE OF $0.03 PER SHARE

•	Previously announced charges for subsea project and accounts receivable incorporated into operating results
•	Quarter’s earnings total $0.43 per share, including charge, versus $0.48, including charges, in first quarter of 2010
•	Orders exceed $1.5 billion, backlog increases over year-end levels
•	Full-year 2011 earnings guidance adjusted to reflect first quarter charges, now $2.50 to $2.60 per share

HOUSTON (April 28, 2011) -- Cameron (NYSE: CAM) reported net income of $109.5 million, or $0.43 per diluted share, for the quarter ended March 31, 2011, compared with net income of $120.4 million, or $0.48 per diluted share, for the first quarter of 2010.  The first quarter 2011 results include after-tax charges of $7.0 million, or $0.03 per share, primarily related to litigation costs associated with the Deepwater Horizon matter.  The first quarter 2010 results included after-tax charges of $7.7 million, or $0.03 per diluted share, for severance-related costs in certain of the Company’s businesses and acquisition integration costs.  Cameron President and Chief Executive Officer Jack B. Moore noted that previously announced charges totaling $43.9 million after-tax, or $0.17 per share, related to cost overruns on a subsea project and the Libya sanctions, are not being accounted for as discrete items.  “While these charges are rare and unusual in nature, they reflect the risks of doing business in emerging countries,” Moore said, “and have been incorporated into our operating results for the first quarter of 2011.”

Year-over-year revenues increase in all groups
Revenues were $1,501.3 million for the quarter, up 11 percent from $1,346.7 million a year ago, and income before income taxes was $139.9 million (including the charges described above), down 13 percent from $160.5 million (including the $10.3 million pretax charge) a year ago.  Moore said that the year-over-year revenue increase was due to gains in all three of the Company’s segments, with particular strength in surface equipment in Drilling & Production Systems (DPS) and shorter-cycle business in Valves & Measurement (V&M), while Process & Compression Systems (PCS) saw revenue gains across its business lines.  He noted that absent the impact of the subsea and Libyan charges, EBITDA margins were in line with the Company’s expectations for the quarter.  “DPS margins in both the drilling and surface businesses improved over year-ago levels; V&M margins showed a solid recovery sequentially; and margins in the PCS business are up slightly both from the fourth quarter and year-over-year,” Moore said.

Orders increase by more than 25 percent, exceed $1.5 billion
Total orders were $1.52 billion for the quarter, up from $1.21 billion in the first quarter of 2010.  Moore said the gain in orders was primarily attributable to solid increases in each of the DPS businesses, including drilling, surface and subsea.  “Orders in each of these DPS businesses were up at least 25 percent year-over-year,” Moore said, “while V&M and PCS both recorded modest gains in total.”
Cameron’s backlog at the end of the first quarter was $4.89 billion, up from the December 31, 2010 level of $4.81 billion and down slightly from $4.98 billion a year ago.  Moore noted that deliveries of drilling and subsea projects continue to work off backlog in those business lines, while gains in surface offset much of the overall decline in the DPS backlog.  “Both V&M and PCS have actually increased backlog over the past year,” he said, “with V&M gaining more than 45 percent from year-ago levels, and PCS up more than 18 percent.”

Capital investment continues, balance sheet strong
Cameron’s operations utilized cash of $326.8 million during the first quarter of 2011, compared with a cash use of $115.8 million a year ago.  Moore said that the Company’s cash uses typically exceed cash inflows during the first quarter of the year, and that he expects Cameron to again generate meaningful free cash flow for the full year.  He also noted that capital spending is still expected to total approximately $250 to $300 million, up from $200 million in 2010, reflecting multiple opportunities for deployment of capital, including enhanced exposure to North American resource plays, expansion of Brazilian facilities and investment in drilling aftermarket support.
Moore said the Company expects to finance its cash needs internally, and noted that as of March 31, 2011, Cameron’s $1.45 billion of cash and cash equivalents exceeded its total debt by approximately $152 million.

Earnings guidance adjusted to reflect charges
Moore said that Cameron’s second quarter earnings are expected to be in the range of $0.60 to $0.65 per share, and that the Company anticipates that full-year 2011 earnings will be in the range of $2.50 to $2.60 per share, compared with earlier expectations of $2.65 to $2.75. He noted that the full-year guidance has been adjusted to reflect the inclusion of the previously announced charges totaling approximately $0.17 per share that were recorded in the first quarter results.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future cash flows, costs, margins, free cash flow and earnings of the Company (including second quarter and full year 2011 earnings per share estimates), as well as expectations regarding cash and capital needs, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2011	2010
Revenues:
Drilling & Production Systems(1)	$865.7	$819.8
Valves & Measurement	339.9	299.0
Process & Compression Systems(1)	295.7	227.9
Total revenues	1,501.3	1,346.7

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,057.9	914.1
Selling and administrative expenses	229.7	196.7
Depreciation and amortization	44.8	48.1
Interest, net	20.1	17.0
Other costs	8.9	10.3
Total costs and expenses	1,361.4	1,186.2

Income before income taxes	139.9	160.5
Income tax provision	(30.4)	(40.1)
Net income	$109.5	$120.4

Earnings per common share:
Basic	$0.45	$0.49
Diluted	$0.43	$0.48

Shares used in computing earnings per common share:
Basic	244.7	244.4
Diluted	252.1	249.0

EBITDA:
Drilling & Production Systems(1)	$140.6	$179.0
Valves & Measurement	65.3	59.1
Process & Compression Systems(1)	38.8	28.3
Corporate and other(2)	(39.9)	(40.8)
Total	$204.8	$225.6

1	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

2	Corporate EBITDA amounts include $8.9 million and $10.3 million of other costs during the three months ended March 31, 2011 and 2010, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets:
Cash and cash equivalents	$1,449.6	$1,832.5
Receivables, net	1,099.9	1,056.1
Inventories, net	1,985.2	1,779.3
Other	285.1	265.0
Total current assets	4,819.8	4,932.9

Plant and equipment, net	1,306.8	1,247.8
Goodwill	1,511.1	1,475.8
Other assets	345.8	348.6
Total Assets	$7,983.5	$8,005.1

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$519.3	$519.9
Accounts payable and accrued liabilities	1,798.4	2,016.0
Accrued income taxes	9.0	38.0
Total current liabilities	2,326.7	2,573.9

Long-term debt	777.9	772.9
Deferred income taxes	105.0	95.7
Other long-term liabilities	169.3	170.2
Total liabilities	3,378.9	3,612.7

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at March 31, 2011 and December 31, 2010	2.6	2.6
Capital in excess of par value	2,257.0	2,259.3
Retained earnings	2,957.8	2,848.3
Accumulated other elements of comprehensive income (loss)	49.1	(27.1)
Less: Treasury stock, 18,111,709 shares at March 31, 2011 (19,197,642 shares at December 31, 2010)	(661.9)	(690.7)
Total stockholders’ equity	4,604.6	4,392.4

Total Liabilities and Stockholders’ Equity	$7,983.5	$8,005.1

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$109.5	$120.4
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	34.6	33.8
Amortization	10.2	14.3
Non-cash stock compensation expense	8.1	12.0
Tax benefit of employee stock compensation plan transactions and deferred income taxes	18.7	(5.4)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(31.6)	59.9
Inventories	(173.4)	(44.0)
Accounts payable and accrued liabilities	(249.3)	(227.8)
Other assets and liabilities, net	(53.6)	(79.0)
Net cash used for operating activities	(326.8)	(115.8)

Cash flows from investing activities:
Capital expenditures	(61.9)	(29.8)
Acquisitions, net of cash acquired	(27.6)	(27.9)
Proceeds from sale of plant and equipment	6.7	2.9
Net cash used for investing activities	(82.8)	(54.8)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(2.0)	(16.5)
Purchase of treasury stock	–	(39.8)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	15.8	(6.5)
Excess tax benefits from employee stock compensation plan transactions	4.7	3.8
Principal payments on capital leases	(1.8)	(1.6)
Net cash (used for) provided by financing activities	16.7	(60.6)

Effect of translation on cash	10.0	(10.8)

Decrease in cash and cash equivalents	(382.9)	(242.0)

Cash and cash equivalents, beginning of period	1,832.5	1,861.0

Cash and cash equivalents, end of period	$1,449.6	$1,619.0

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended March 31,
	2011	2010

Drilling & Production Systems(1)	$818.3	$534.0
Valves & Measurement	427.5	401.1
Process & Compression Systems(1)	276.6	275.9
Total	$1,522.4	$1,211.0

Backlog

	March 31, 2011	December 31, 2010	March 31, 2010

Drilling & Production Systems(1)	$3,183.0	$3,195.9	$3,682.0
Valves & Measurement	937.3	833.8	642.3
Process & Compression Systems(1)	772.4	787.4	651.9
Total	$4,892.7	$4,817.1	$4,976.2

1	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2011
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate		Total

Income (loss) before income taxes	$116.3	$55.2	$30.6	$(62.2	)1	$139.9
Depreciation & amortization	24.3	10.1	8.2	2.2		44.8
Interest, net	–	–	–	20.1		20.1

EBITDA	$140.6	$65.3	$38.8	$(39.9	) 1	$204.8

1	Corporate loss before income taxes and EBITDA amounts include $8.9 million of other costs.

	Three Months Ended March 31, 2010
	Drilling & Production Systems(2)	Valves & Measurement	Process & Compression Systems(2)	Corporate		Total

Income (loss) before income taxes	$156.6	$48.9	$15.5	$(60.5	) 3	$160.5
Depreciation & amortization	22.4	10.2	12.8	2.7		48.1
Interest, net	–	–	–	17.0		17.0

EBITDA	$179.0	$59.1	$28.3	$(40.8	) 3	$225.6

2	Prior period segment data has been retrospectively revised to reflect the change in segments during the third quarter of 2010.

3	Corporate loss before income taxes and EBITDA amounts include $10.3 million of other costs.